UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Custom Truck One Source, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

64083J104

(CUSIP Number)

John G. Finley

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 16, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Energy Partners NQ L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS BEP CTOS Holdings L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Energy Family Investment Partnership SMD L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Energy Family Investment Partnership NQ ESC L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Capital Partners VI-NQ L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS BCP CTOS Holdings L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Family Investment Partnership VI-NQ ESC L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Energy Management Associates NQ L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone EMA-NQ L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Family GP L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS BEP Side-by-Side GP NQ L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Management Associates VI-NQ L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS BMA VI-NQ L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS BCP VI-NQ Side-by-Side GP L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 64083J104

1.	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

This Amendment No. 2 (“Amendment No. 2”) amends and supplements the Schedule 13D originally filed with the Securities and Exchange Commission (the “SEC”) by the Reporting Persons on April 12, 2021, as amended and supplemented by Amendment No. 1 to the Schedule 13D as filed with the SEC by the Reporting Persons on November 23, 2021 (the “Original Schedule 13D,” and as amended, the “Schedule 13D”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D. Except as expressly set forth herein, there have been no changes to the information set forth in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) and (b) As a result of the transactions disclosed in Item 5(c) below, the Reporting Persons no longer beneficially own any securities of the Issuer nor have sole or shared power to vote, direct the vote, dispose or direct the disposition with respect to any securities of the Issuer, and the filing of this Amendment No. 2 represents the final amendment to the Schedule 13D and constitutes an “exit” filing for each Reporting Person.

(c) The Blackstone Funds sold the following shares of Common Stock on February 16, 2022 at a price of $8.07 per share pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended:

Seller	Number of Shares of Common Stock Sold
Blackstone Capital Partners VI-NQ L.P.	455,487
Blackstone Energy Family Investment Partnership SMD L.P.	45,860
BEP CTOS Holdings L.P.	472,446
Blackstone Energy Family Investment Partnership NQ ESC L.P.	23,457
BCP CTOS Holdings L.P.	466,472
Blackstone Family Investment Partnership VI-NQ ESC L.P.	2,264
Blackstone Energy Partners NQ L.P.	382,460

Except as set forth in this Amendment No. 2, none of the Reporting Persons has effected any transaction in shares of Common Stock during the past 60 days.

(d) Not applicable.

(e) As of February 16, 2022, the Reporting Persons ceased to beneficially own more than 5% of the Issuer’s outstanding Common Stock and may no longer be deemed to be a member of a Section 13(d) group beneficially owning more than 5% of the Issuer’s outstanding Common Stock.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2022

BLACKSTONE ENERGY PARTNERS NQ L.P.

By:	Blackstone Energy Management Associates NQ L.L.C., its general partner
By:	Blackstone EMA-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BEP CTOS HOLDINGS L.P.

By:	Blackstone Energy Management Associates NQ L.L.C., its general partner
By:	Blackstone EMA-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP SMD L.P.

By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP NQ ESC L.P.

By:	BEP Side-by-Side GP NQ L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS VI-NQ L.P.

By:	Blackstone Management Associates VI-NQ L.L.C., its general partner
By:	BMA VI-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BCP CTOS HOLDINGS L.P.

By:	Blackstone Management Associates VI-NQ L.L.C., its general partner
By:	BMA VI-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES NQ L.L.C.

By:	Blackstone EMA-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE EMA-NQ L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BEP SIDE-BY-SIDE GP NQ L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE MANAGEMENT ASSOCIATES VI-NQ L.L.C.

By:	BMA VI-NQ L.L.C., its managing member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BMA VI-NQ L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI-NQ ESC L.P.

By:	BCP VI-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BCP VI-NQ SIDE-BY-SIDE GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Person

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P.

By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE INC.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman